EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan (Amended and Restated Effective May 17, 2023) of our reports dated March 16, 2023, with respect to the consolidated financial statements and schedule of Park-Ohio Holdings Corp. and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 23, 2023